[ASA Limited Letterhead]

                                November 16, 2004

EquiServe Inc.
EquiServe Trust Company, N.A.
Attn:  Jeff Cohen
525 Washington Blvd.
Suite 4694
Jersey City, NJ  07310-1606


      Re:  Transfer Agency Agreement for ASA Limited
           -----------------------------------------

Dear Jeff:

      We are writing to inform you about the proposed reorganization of ASA Limited ("ASA") into ASA (Bermuda) Limited, a Bermudian exempted limited liability company ("ASAB"). In connection with this transaction, which is scheduled to close on November 19, 2004, ASA will transfer all of its assets to ASAB in exchange solely for ordinary shares of ASAB and ASAB's assumption of ASA's liabilities.

      Consistent with the "Amendments" provision in Section 20.3 of the Transfer Agency and Service Agreement of made as of January 1, 2003, (the "Agreement"), by and between ASA and EquiServe Inc. and EquiServe Trust Company, N.A., ASA hereby requests that, as of the close of business on November 19, 2004, you act under the terms of the Agreement, including the fee schedule relating thereto, as Transfer Agent for ASAB, which shall be deemed to have succeeded to ASA's obligations, rights, and duties under the Agreement.

      ASA hereby further requests that you agree that the obligations of ASAB under the Agreement shall not be binding upon any of ASAB's directors, shareholders, nominees, officers, agents, or employees of ASAB personally, but shall be binding only upon the assets and property of ASAB

      Please provide notices to ASAB under Section 20.1 of the Agreement to:

      ASA (Bermuda) Limited
      4th Floor
      11 Summer Street
      Buffalo, NY 14209

EquiServe Inc.
EquiServe Trust Company, N.A.
November 16, 2004
Page 2


      Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to ASA and retaining one for your records.

                                        Sincerely,

                                        ASA Limited




                                        /s/ Paul K. Wustrack, Jr.
                                        --------------------
                                        Paul K. Wustrack, Jr.
                                        Assistant Secretary


Accepted by EquiServe Inc. and EquiServe Trust Company, N.A.


/s/ Jeffrey Cohen
------------------------------------
By:  Jeffrey Cohen
   ---------------------------------
Title:  Senior Account Manager
      ------------------------------